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                           FORM N-4, ITEM 24(b)(4.28)
  Addendum to the Certificate Issued to Participants in Group Annuity Contract (insert contract number here issued by American United Life Insurance Company
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    Unallocated Variable Registered Group Annuity 403(b) and 401(a) ADDENDUM
                                     TO THE
                                   CERTIFICATE
                            ISSUED TO PARTICIPANTS IN
                             GROUP ANNUITY CONTRACT
                  (insert Contract number here) (THE CONTRACT)
                                    ISSUED BY
                  AMERICAN UNITED LIFE INSURANCE COMPANY (AUL)
                                     TO THE
             (insert Contractholder name here) (THE CONTRACTHOLDER)


This Addendum is effective for Plan loans originating on or after (insert correct date here).

The Certificate is amended by adding the following provision:


Loan Administration Fee: On the last day of each Contract Quarter, we deduct from your Account a Loan Administration Fee of up to $12.50 for each Plan loan of yours that remains outstanding on such day. Alternatively, we may bill this charge to the Contractholder if the Contractholder and we mutually agree. If the entire balance of your Account is applied or withdrawn before the last day of the Contract Quarter pursuant to the contract, the Loan Administration Fee attributable to the period of time which has elapsed since the first day of the Contract Quarter in which such application or withdrawal of funds is made will not be deducted from the amount applied or withdrawn and will not be billed to the Contractholder.


AMERICAN UNITED LIFE INSURANCE COMPANY(R)
By


/s/ Thomas M. Zurek
Secretary









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